SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant (X)
Filed by a Party other than the Registrant ( )

Check the appropriate box:


( )  Preliminary Proxy Statement           (  )  Confidential, for Use of the
                                                 Commission Only (as permitted
                                                 by Rule 14a-6(e)(2))
(X)  Definitive Proxy Statement
( )  Definitive Additional Materials
( )  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


                                HCIA INCOPORATED
                (Name of Registrant as Specified in its Charter)


      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

(X)  No fee required

( )  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1)  Title of each class of securities to which transaction applies:

     2)  Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     4)  Proposed maximum aggregate value of transaction:

     5)  Total fee paid:

( )  Fee paid previously with preliminary materials.

( ) Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:

     2)  Form, Schedule, or Registration Statement No.:

     3)  Filing Party:

     4)  Date Filed:

                                [HCIA LOGO HERE]




                                                                 March 22, 1999


Dear Stockholder:


     You are cordially invited to attend the annual meeting of stockholders of HCIA Inc. (the "Company"), which will be held at the offices of the Company, 300 East Lombard Street, Baltimore, Maryland, on Wednesday, May 5, 1999 at 10:00 a.m., Baltimore time. Holders of the Company's common stock as of March 8, 1999 are entitled to vote at the meeting.


     The matters proposed for consideration at the meeting are the election of two directors and the ratification of the appointment of KPMG LLP as the Company's independent public accountants. The accompanying Notice of Meeting and Proxy Statement discuss these matters in further detail. We urge you to review this information carefully.


     Your Board of Directors unanimously believes that the election of the nominees as directors and the ratification of the appointment of the independent accountants, are each in the best interests of the Company and its stockholders and, accordingly, recommends a vote FOR all of the Items on the enclosed form of proxy. After reviewing the enclosed materials, please complete the proxy card and return it using the enclosed envelope. If you decide to attend the meeting, you may vote in person even if you have previously sent in a proxy card.


     In addition to the formal business to be transacted, management will make a presentation on developments during the past fiscal year and respond to questions of interest to stockholders.


     On behalf of the Board of Directors and all of the employees of the Company, I wish to thank you for your continued support.



                                        Sincerely yours,



                                        /s/ GEORGE D. PILLARI
                                           -------------------
                                        George D. Pillari
                                        Chairman & CEO

                     [THIS PAGE INTENTIONALLY LEFT BLANK]

                                   HCIA INC.
                            300 East Lombard Street
                           Baltimore, Maryland 21202



--------------------------------------------------------------------------------
                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                 TO BE HELD ON
                                  MAY 5, 1999


--------------------------------------------------------------------------------
TO THE STOCKHOLDERS OF HCIA INC.:



     NOTICE IS HEREBY GIVEN that the 1999 Annual Meeting of Stockholders (the "Annual Meeting") of HCIA Inc., a Maryland corporation (the "Company"), will be held at 300 East Lombard Street, Baltimore, Maryland, on Wednesday, May 5, 1999 at 10:00 a.m., Baltimore time, for the following purposes:


     1. To elect two directors in Class II for a three year term ending in 2002.


   2. To ratify the selection of KPMG LLP as the Company's independent public accountants.


     3. To act upon any other matter which may properly come before the Annual Meeting or any adjournment thereof.


     The Board of Directors of the Company has fixed the close of business on March 8, 1999, as the record date for determining stockholders of the Company entitled to notice of and to vote at the Annual Meeting.


     Your attention is directed to the attached Proxy Statement and the enclosed Annual Report of the Company for the year ended December 31, 1998.


                                        By Order of the Board of Directors,


                                        /s/ CHARLES A. BERARDESCO
                                           -----------------------
                                        Charles A. Berardesco
                                        Secretary


Baltimore, Maryland
March 22, 1999



     EVEN IF YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENVELOPE PROVIDED. IF YOU ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON.

                      [THIS PAGE INTENTIONALLY LEFT BLANK]

                                   HCIA INC.
                            300 East Lombard Street
                           Baltimore, Maryland 21202


--------------------------------------------------------------------------------
                                PROXY STATEMENT


--------------------------------------------------------------------------------
                 INFORMATION CONCERNING SOLICITATION AND VOTING



GENERAL

     The enclosed proxy is being furnished to stockholders of HCIA Inc., a Maryland corporation (the "Company"), in connection with the solicitation by the Board of Directors of the Company of proxies for use at the Annual Meeting of Stockholders (the "Annual Meeting") to be held at the offices of the Company, 300 East Lombard Street, Baltimore, Maryland, on Wednesday, May 5, 1999 at 10:00 a.m., Baltimore time, and at any adjournments thereof.


SOLICITATION

     The solicitation is being made primarily by the use of the mail, but directors, officers and employees may also engage in the solicitation of proxies by telephone. The cost of soliciting proxies will be borne by the Company, and no compensation will be paid by the Company in connection with the solicitation of proxies, except that the Company may reimburse brokers, custodians, nominees and other recordholders for their reasonable out-of-pocket expenses in forwarding proxy material to beneficial owners.

     This Proxy Statement and the accompanying form of proxy are being sent to stockholders on or about March 22, 1999.


REVOCATION OF PROXIES

     A proxy may be revoked at any time prior to its exercise by the filing of a written notice of revocation with the Secretary of the Company, by delivering to the Company a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person. However, if you are a stockholder whose shares are not registered in your own name, you will need additional documentation from your record holder to vote personally at the Annual Meeting.



VOTING RIGHTS AND OUTSTANDING SHARES

     The close of business on March 8, 1999 has been fixed by the Board of Directors of the Company as the record date (the "Record Date") for determining the stockholders of the Company entitled to notice of and to vote at the Annual Meeting. As of the Record Date, the Company had outstanding 11,851,125 shares of common stock, $.01 par value per share (the "Common Stock"). Each share of Common Stock entitles the holder thereof to one vote on each matter to be voted upon at the Annual Meeting. There is no cumulative voting for the election of directors.

     The presence, in person or by proxy, of at least a majority of the total number of shares of Common Stock entitled to vote is necessary to constitute a quorum at the Annual Meeting. In the event there are not sufficient votes for a quorum or to approve any proposal at the Annual Meeting, the Annual Meeting may be adjourned in order to permit the further solicitation of proxies.

     All outstanding shares of the Company's Common Stock represented by properly executed and unrevoked proxies received in the accompanying form in time for the Annual Meeting will be voted. A stockholder may, with respect to the election of directors (i) vote for the election of the named director nominees, (ii) withhold authority to vote for all such director nominees, or
(iii) vote for the election of all such director nominees other than any nominee with respect to whom the stockholder withholds authority to vote by striking a line through such nominee's name on the proxy. A stockholder may, with respect to the ratification of the appointment of KPMG LLP as the Company's independent public accountants (i) vote "FOR" the matter, (ii) vote "AGAINST" the matter, or (iii) "ABSTAIN" from voting on the matter. Shares will be voted as instructed in the accompanying proxy on each matter submitted to stockholders. If no instructions are given, the shares will be voted FOR the election of the named director nominees and FOR the ratification of the appointment of KPMG LLP as the Company's independent public accountants.

     A proxy submitted by a stockholder may indicate that all or a portion of the shares represented by such proxy are not being voted by such stockholder with respect to a particular matter. This could occur, for example, when a broker is not permitted to vote Common Stock held in street name on certain matters in the absence of instructions from the beneficial owner of the Common Stock. The shares subject to any such proxy which are not being voted with respect to a particular matter (the "non-voted shares") will be considered shares not present and entitled to vote on such matter, although such shares may be considered present and entitled to vote for other purposes and will count for purposes of determining the presence of a quorum.

     The affirmative vote of a plurality of the shares of Common Stock voted at the Annual Meeting is required to elect directors. Accordingly, if a quorum is present at the Annual Meeting, the two persons receiving the greatest number of votes will be elected to serve as directors. Therefore, withholding authority to vote for a director(s) and non-voted shares with respect to the election of directors will not affect the outcome of the election of directors.

     The ratification of the approval of KPMG LLP will require the approval of a majority of the shares of Common Stock voted at the Annual Meeting. As a result, abstentions in connection with these proposals will have the effect of a vote against such proposals, while non-votes will not be considered to have voted on the proposal.

     The Board of Directors knows of no additional matters that will be presented for consideration at the Annual Meeting. Execution of a proxy, however, confers on the designated proxyholders discretionary authority to vote the shares in accordance with their best judgment on such other business, if any, that may properly come before the Annual Meeting or any adjournments thereof, subject to the requirements of Rule 14a-4(c) promulgated under the Securities Exchange Act of 1934. Proxies solicited hereby will be returned to the Company's transfer agent, and will be tabulated by inspectors of election designated by the Board of Directors.


                 PROPOSALS TO BE VOTED ON AT THE ANNUAL MEETING


PROPOSAL 1. ELECTION OF DIRECTORS

     The Company's Bylaws provide that the Board of Directors is divided into three classes, each class consisting, as nearly as possible, of one-third of the total number of directors. Each year the directors in one class are elected to serve for a term of three years. The Board of Directors is presently composed of six members. Directors in Class II -- Messrs. Berman and Lassiter, have a term of office scheduled to expire at the Annual Meeting. Each of Messrs. Berman and Lassiter has been nominated for a three year term expiring at the Annual Meeting of Stockholders in 2002 and until their respective successors are elected and qualify. Mr. Lassiter was previously included in Class III, but was transferred to Class II to replace a director who resigned in 1998.

     Directors in Class III -- Mr. Gregory and Dr. Schramm, have terms of office expiring at the 2000 annual meeting and until their successors are elected and qualify. Directors in Class I -- Messrs. Dulude and Pillari, have terms of office expiring at the 2001 annual meeting and until their successors are duly elected and qualify.

     THE PERSONS NAMED IN THE ENCLOSED PROXY INTEND TO VOTE PROPERLY EXECUTED AND RETURNED PROXIES FOR THE ELECTION OF ALL NOMINEES PROPOSED BY THE BOARD OF DIRECTORS UNLESS AUTHORITY TO VOTE IS WITHHELD. In the event that any of the nominees is unable or unwilling to serve, the persons named in the proxy will vote for such substitute nominee or nominees as they, in their discretion, shall determine. The Board of Directors has no reason to believe that any nominee named herein will be unable or unwilling to serve.

     Set forth below is information concerning the nominees for election and those directors whose term continues beyond the date of the Annual Meeting.


NOMINEES FOR DIRECTOR FOR A THREE YEAR TERM EXPIRING AT THE 2002 ANNUAL
MEETING.

     RICHARD A. BERMAN, age 54, has been a director of the Company since October 1995. He has served as President of Manhattanville College in New York since January 1995. Prior to that time, Mr. Berman held several positions in educational institutions, government and the private sector, including serving as President and Chief Executive Officer of Howe-Lewis International, an executive search and management consulting firm, from November 1992 to January 1995.

     PHILLIP B. LASSITER, age 55, has been a director of the Company since October 1992. He has served as Chairman and Chief Executive Officer of AMBAC Inc. ("AMBAC") since April 1991, and as President since August 1992. From 1969 to July 1991, Mr. Lassiter served in various capacities with Citibank, N.A., including Deputy Section Head for North American investment, corporate banking and institutional insurance activities. He is also a director of Diebold Inc.


DIRECTORS WHOSE TERM WILL EXPIRE AT THE 2000 ANNUAL MEETING.

     W. GRANT GREGORY, age 58, has been a director of the Company since December 1994. He has served as Chairman of Gregory & Hoenemeyer, Inc., merchant bankers, since 1988. Mr. Gregory retired as Chairman of the Board of Touche Ross, Inc. in 1987. He is also a director of AMBAC and InaCom Corp.

     CARL J. SCHRAMM, PH.D., age 52, has served as a director of the Company since January 1995. He is presently serving as President of Greenspring Advisors, Inc., which provides strategic, financial and other advice to businesses. From January 1993 to May 1995, Dr. Schramm served as Executive Vice President of Fortis, Inc., and from May 1987 to December 1992, served as President of the Health Insurance Association of America. He was Director of the Johns Hopkins Center for Hospital Finance and Management from January 1980 to May 1987. Dr. Schramm co-founded the Company in 1985, and served as an officer and director of the Company until 1988.


DIRECTORS WHOSE TERM WILL EXPIRE AT THE 2001 ANNUAL MEETING.

     GEORGE D. PILLARI, age 36, co-founded the Company in 1985 and has served as its Chief Executive Officer since 1987, also serving as President from 1987 to April 1992 and from October 1992 to September 1998. He has served as Chairman of the Board since April 1992.

     RICHARD DULUDE, age 66, has been a director of the Company since December 1994. He retired as Vice Chairman of Corning Incorporated in April 1993, having served in that capacity since November 1990, and as Group President of Corning Incorporated from 1983 to November 1990. Mr. Dulude is also a director of AMBAC, Raychem Corporation and Landec Corp.


BOARD COMMITTEES AND MEETINGS

     The Board of Directors has an Audit Committee and Compensation Committee, each consisting of Messrs. Berman, Dulude, Gregory and Lassiter and Dr. Schramm. The Board of Directors does not have a nominating committee, or a committee performing similar functions.

     The Audit Committee is primarily concerned with the effectiveness of the audits of the Company by the Company's independent public accountants. Its duties include recommending the selection of independent accountants, reviewing the scope and results of their audits, and reviewing the organization and scope of the Company's internal system of accounting and financial controls. The Audit Committee met four times during 1998.

     The Compensation Committee is responsible for the overall administration of the Company's compensation policies and practices, including the recommendation of compensation for executive officers of the Company and for matters relating to compensation plans and arrangements. In addition, the Compensation Committee approves awards under and administers the Company's 1994 Stock and Incentive Plan. The Compensation Committee met four times during 1998.

     The Board of Directors met four times during 1998. No director attended fewer than 75% of the total number of meetings of the Board and of the Committees of which he was a member during 1998.


DIRECTOR COMPENSATION

     DIRECTORS' FEES. The Company pays its directors who are not officers or employees of the Company or its affiliates, an annual retainer of $12,000, fees of $1,000 for each Board meeting attended and $500 for each committee meeting attended, and an annual fee of $1,500 for service as a Board committee chair.

     Under the Company's Deferred Compensation Plan for Outside Directors (the "Deferred Compensation Plan"), non-employee directors may elect to defer all or part of their director compensation (including both annual fees and meeting fees) that is paid in cash. Deferrals will be credited to a bookkeeping account maintained on the director's behalf as a cash credit, which periodically will be credited with interest at the 90-day United States Treasury Bill rate. The Deferred Compensation Plan is unfunded. Settlement of accounts will be made only in cash.

     DIRECTORS OPTION PLAN. Under the 1995 Non-Employee Directors Stock Option Plan (the "Directors Option Plan"), each director who is not an officer or employee of the Company or its affiliates (an "outside director") is granted an option at each annual meeting of stockholders to purchase 5,000 shares of Common Stock at an exercise price equal to the fair market value of the Common Stock on the date of grant. This annual award vests as of the first annual meeting of stockholders held following the date of the award, provided that the outside director continues in service as a member of the Board until the relevant vesting date.


PROPOSAL 2. RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS

     The Board of Directors has selected the firm of KPMG LLP to serve as independent public accountants for the year ending December 31, 1999, subject to the ratification of such appointment by the stockholders. Representatives of KPMG LLP are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

     UNLESS MARKED TO THE CONTRARY, THE SHARES REPRESENTED BY THE ENCLOSED PROXY, IF PROPERLY EXECUTED AND RETURNED, WILL BE VOTED FOR THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE INDEPENDENT PUBLIC ACCOUNTANTS OF THE COMPANY FOR THE YEAR ENDING DECEMBER 31, 1999.


         SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

     The following table sets forth as of February 26, 1999, certain information with respect to the beneficial ownership of the Common Stock by:
(i) each of the Named Executive Officers (as defined below) of the Company;
(ii) each of the directors of the Company and nominees for directors; (iii) all directors and executive officers of the Company as a group; and (iv) each person known to the Company who beneficially owns 5% or more of the outstanding shares of Common Stock. The Company believes that the beneficial owners of the Common Stock listed below, based on information furnished by such owners, have sole voting and investment power with respect to such shares, except as noted below:


                                                                  SHARES BENEFICIALLY
                                                                       OWNED(1)
                                                                 ---------------------
NAME                                                                NUMBER     PERCENT
---------------------------------------------------------------- ------------ --------
George D. Pillari(2) ...........................................    422,466      3.5%
Richard A. Berman(3) ...........................................     19,500        *
Richard Dulude(3) ..............................................     20,500        *
W. Grant Gregory(3)(4) .........................................    141,200      1.2%
Phillip B. Lassiter(3) .........................................     50,500        *
Carl J. Schramm, Ph.D.(3)(5) ...................................     20,900        *
Donald S. Good, Jr.(6) .........................................     11,509        *
Barry C. Offutt(6) .............................................     50,702        *
Charles A. Berardesco(6) .......................................      6,568        *
Massachusetts Financial Services Company(7) ....................  1,264,737     10.7%
Merrill Lynch & Co.(8) .........................................  1,322,000     11.6%
T. Rowe Price Associates, Inc.(9) ..............................  1,232,100     10.4%
Dimensional Fund Advisors Inc.(10) .............................    622,300      5.3%
All directors and executive officers as a group (9 persons)(11)     743,845      6.1%

---------
* Less than 1%.
(1) Beneficial ownership is determined in accordance with the rules of the Commission and includes voting or investment power with respect to the shares. Shares of Common Stock subject to options currently exercisable or exercisable within 60 days of the Record Date are deemed outstanding for computing the percentage of the person holding such options, but are not deemed outstanding for computing the percentage of any other person.
(2) Includes (i) 233,830 shares as to which Mr. Pillari shares beneficial ownership with his wife, (ii) 1,950 shares held as custodian for minor children, (iii) 4,186 shares for Mr. Pillari's benefit in the HCIA Savings Incentive Plan ("SIP") and (iv) exercisable options to acquire 182,500 shares of Common Stock.
(3) Includes 19,500 shares subject to options under the Directors Option Plan.
(4) Includes 4,000 shares owned through a partnership of which Mr. Gregory is a partner.
(5) Includes 1,400 shares held as custodian for minor children.
(6) Includes 10,000, 46,499 and 5,000 shares subject to options held by Messrs. Good, Offutt and Berardesco, respectively. Also includes 609 and 2,703 shares held for Messrs. Good and Offutt, respectively, in the SIP.
(7) Based on a Schedule 13G filed by the listed entity. According to the
    Schedule 13G, there is sole dispositive power with respect to all shares and sole voting power with respect to 1,238,637 shares. The address of Massachusetts Financial Services Company is 500 Boylston Street, Boston, Massachusetts 02116.
(8) Based on a Schedule 13G filed by listed entity. The address of Merrill Lynch & Co. is World Financial Center, North Tower, 250 Vesey Street, New York, New York 10381. According to the Schedule 13G, there is shared voting and dispositive power with respect to all shares. In addition, the
    Schedule 13G indicates that Merrill Lynch Special Value Fund, Inc. holds shared voting and dispositive power as to 859,500 shares. The address of Merrill Lynch Special Value Fund, Inc. is 800 Scudders Mill Road, Plainsboro, New Jersey 08536.
(9) Based on a Schedule 13G filed by the listed entity. The address of T. Rowe Price Associates, Inc. is 100 E. Pratt Street, Baltimore, Maryland 21202. According to the Schedule 13G, there is sole dispositive power as to all shares and sole voting power as to 21,800 shares.
(10) Based on a Schedule 13G filed by the listed entity. The address of Dimensional Fund Advisors Inc. is 1299 Ocean Avenue, 11th Floor, Santa Monica, California 90401.
(11) Includes 341,499 shares subject to options and 7,498 shares held in the SIP.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

     The following table sets forth certain information regarding the Company's Chief Executive Officer and each of the other executive officers during 1996, 1997 and 1998 (the "Named Executive Officers").


                           SUMMARY COMPENSATION TABLE

                                                                            LONG-TERM
                                                                          COMPENSATION
                                                                         --------------
                                                                           SECURITIES
                                                  ANNUAL COMPENSATION      UNDERLYING
                                       FISCAL  -------------------------  OPTIONS/SARS         OTHER
NAME AND TITLE                          YEAR    SALARY($)   BONUS($)(1)      (#)(2)      COMPENSATION($)(3)
------------------------------------- -------- ----------- ------------- -------------- -------------------
George D. Pillari                      1998      265,000           --        149,500           4,800
 Chairman and                          1997      265,000           --        120,000           4,750
 Chief Executive Officer ............  1996      265,000           --         50,000           4,500
Donald S. Good                         1998      208,738       10,000        110,250           3,400
 President and                         1997      160,471       21,844         40,000           2,711
 Chief Operating Officer(4) .........  1996       82,715       23,436         25,000              --
Barry C. Offutt                        1998      175,000        9,400         61,550           4,800
 Senior Vice President and             1997      165,000       18,563         70,000           4,750
 Chief Financial Officer ............  1996      155,000       37,500         22,500           4,500
Charles A. Berardesco                  1998      160,000        8,000         37,300           4,600
 Senior Vice President and             1997      145,000       11,238         30,000           2,175
 General Counsel(4) .................  1996       84,749       17,063         20,000              --

---------
(1) The amounts shown in this column include bonuses accrued under the Company's management incentive program during 1996, 1997 and 1998.

(2) See " -- Option Grants," and " -- Option Exercises and Year-End Values" for disclosure regarding outstanding stock options.

(3) Consists of matching contributions under the Company's Savings Incentive Plan for all Named Executive Officers.

(4) Messrs. Good and Berardesco each joined the Company in May 1996.



OPTION GRANTS

     Options granted to the Named Executive Officers during 1998 are set forth in the following table. No stock appreciation rights ("SARs") were granted during 1998.


                       OPTION GRANTS IN LAST FISCAL YEAR



                                                   INDIVIDUAL GRANTS
                            ----------------------------------------------------------------
                                                                                             POTENTIAL REALIZABLE
                                                                                                    VALUE
                                                                                              AT ASSUMED ANNUAL
                                                                                                    RATES
                                              PERCENT OF                                        OF STOCK PRICE
                               NUMBER OF         TOTAL                                         APPRECIATION FOR
                                 SHARES         OPTIONS                                             OPTION
                               UNDERLYING     GRANTED TO      EXERCISE                             TERM(4)
                                OPTIONS      EMPLOYEES IN      PRICE                         --------------------
NAME                         GRANTED(#)(1)     1997 (%)     ($/SHARE)(1)   EXPIRATION DATE     5%($)     10%($)
--------------------------- --------------- -------------- ------------- ------------------- --------- ----------
George D. Pillari .........   90,000 (2)           9.1         15.87      February 4, 2008    898,757  2,278,188
                              59,500 (3)           6.1          6.125    September 2, 2006    174,743    417,156
Donald S. Good ............  101,500 (2)          10.3          6.125    September 2, 2008    391,372    992,015
                              8,750 (3)            0.9          6.125    September 2, 2006    297,068    711,619
Barry C. Offutt ...........   38,800 (2)           3.9          6.125    September 2, 2008    149,608    379,214
                              22,750 (3)           2.3          6.125    September 2, 2006     66,584    159,501
Charles A. Berardesco .....   26,800 (2)           2.7          6.125    September 2, 2008    103,233    261,613
                              10,500 (3)           1.1          6.125    September 2, 2006     30,706     73,547

---------
(1) The exercise price of each option was equal to at least the fair market value of the underlying Common Stock on the date of grant, as determined in accordance with the Stock Option Plan.

(2) This option vests annually over a four year period.

(3) This option, granted in exchange for the cancellation of certain outstanding options, vests based on increases in the market value of the Company's Common Stock. See "Compensation Committee Report on Executive Compensation -- Option Cancellations and Replacements."

(4) Future value of current-year grants assuming appreciation of 5% and 10% per year over the applicable option term. The actual value realized may be greater than or less than the potential realizable values set forth in the table.

OPTION EXERCISES AND YEAR-END VALUES

     The following table sets forth certain information regarding the fiscal year-end value of unexercised options held by the Named Executive Officers. There were no options exercised by the Named Executive Officers, and no SARs outstanding, during 1998.


           AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL
                             YEAR-END OPTION VALUES


                                                           NUMBER OF SECURITIES
                                                          UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                                        OPTIONS AT FISCAL YEAR-END       IN-THE-MONEY OPTIONS
                                SHARES                              (#)               AT FISCAL YEAR-END ($)(1)
                             ACQUIRED ON      VALUE    ----------------------------- ----------------------------
NAME                         EXERCISE(#)   REALIZED($)  EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
--------------------------- ------------- ------------ ------------- --------------- ------------- --------------
George D. Pillari .........       --            --        160,000        149,500              --          --
Donald S. Good ............       --            --         10,000        140,250              --          --
Barry C. Offutt ...........       --            --         46,499         91,650              --          --
Charles A. Berardesco .....       --            --          5,000         52,300              --          --

---------
(1) Calculated based on the last sales price of the Common Stock on December 31, 1998 of $4.25 per share, less the exercise price.



OPTION CANCELLATIONS AND REPLACEMENTS

     As discussed in the "Compensation Committee Report on Executive Compensation," in September 1998 the Compensation Committee canceled certain options and granted new options, at a ratio of .35 share to each outstanding option share canceled, with an exercise price equal to the then fair market value of $6.125 (the "Replacement Options"). The Replacement Options have a vesting schedule which is tied to increases in the market price of the Company's common stock. The following table sets forth, for executive officers of the Company, certain information relating to the Replacement Options, the options which were canceled upon receipt of the Replacement Options and previous option cancellations and replacements.

                        TEN YEAR OPTIONS/SAR REPRICINGS



                                                          NUMBER OF
                                                         SECURITIES
                                                         UNDERLYING
                                                        OPTIONS/SARS
                                                         REPRICED OR
NAME                                     DATE            AMENDED (#)
------------------------------- ---------------------- --------------
                                September 2, 1998          17,500
George D. Pillari               September 2, 1998          21,000
  Chairman & CEO .............. September 2, 1998          21,000
                                September 2, 1998           8,750
Donald S. Good                  November 13, 1996(1)       12,500
  President & COO. ............ November 13, 1996(1)       12,500
Jean Chenoweth                  September 2, 1998           3,500
  Senior Vice President ....... September 2, 1998           4,375
                                September 2, 1998           7,875
Barry C. Offutt                 September 2, 1998          10,500
  Senior Vice President ....... September 2, 1998           4,375
                                September 2, 1998           3,500
                                September 2, 1998           7,000
Charles A. Berardesco           November 13, 1996(1)        5,000
  Senior Vice President ....... November 13, 1996(1)       15,000
EJay Lockwood
  Senior Vice President ....... November 13, 1996(2)        5,000



                                  MARKET PRICE
                                  OF STOCK AT    EXERCISE PRICE                ORIGINAL TERM
                                    TIME OF        AT TIME OF        NEW        REMAINING AT
                                  REPRICING OR    REPRICING OR     EXERCISE       DATE OF
NAME                             AMENDMENT ($)    AMENDMENT ($)   PRICE ($)      REPRICING
------------------------------- --------------- ---------------- ----------- -----------------
                                 6.125          59.875            6.125      8 yrs., 1 month
George D. Pillari                6.125          48.68             6.125      3 yrs., 5 months
  Chairman & CEO ..............  6.125          38.94             6.125      3 yrs., 5 months
                                 6.125          28.69             6.125      8 yrs., 2 months
Donald S. Good                  28.65           59.875           28.69       9 yrs., 9 months
  President & COO. ............ 28.69           50.88            28.69       9 yrs., 6 months
Jean Chenoweth                   6.125          59.875            6.125      8 yrs., 1 month
  Senior Vice President .......  6.125          26.25             6.125      7 yrs.
                                 6.125          59.875            6.125      8 yrs., 1 month
Barry C. Offutt                  6.125          38.94             6.125      8 yrs., 5 months
  Senior Vice President .......  6.125          26.25             6.125      7 yrs.
                                 6.125          38.94             6.125      8 yrs., 5 months
                                 6.125          28.69             6.125      8 yrs., 2 months
Charles A. Berardesco           28.69           59.875           28.69       9 yrs., 9 months
  Senior Vice President ....... 28.69           50.88            28.69       9 yrs., 6 months
EJay Lockwood
  Senior Vice President ....... 28.69           59.875           28.69       9 yrs., 9 months

                                                          NUMBER OF
                                                         SECURITIES
                                                         UNDERLYING
                                                        OPTIONS/SARS
                                                         REPRICED OR
NAME                                     DATE            AMENDED (#)
------------------------------- ---------------------- --------------
Lawrence F. Byrne
  Senior Vice President ....... November 13, 1996(2)      105,000
Kevin J. Hicks
  Senior Vice President ....... November 13, 1996(2)      105,000



                                  MARKET PRICE
                                  OF STOCK AT    EXERCISE PRICE                ORIGINAL TERM
                                    TIME OF        AT TIME OF        NEW        REMAINING AT
                                  REPRICING OR    REPRICING OR     EXERCISE       DATE OF
NAME                             AMENDMENT ($)    AMENDMENT ($)   PRICE ($)      REPRICING
------------------------------- --------------- ---------------- ----------- -----------------
Lawrence F. Byrne
  Senior Vice President ....... 28.69           59.875           28.69       9 yrs., 9 months
Kevin J. Hicks
  Senior Vice President ....... 28.69           59.875           28.69       9 yrs., 9 months

---------
(1) Each of these options was subsequently cancelled and replaced with the Replacement Options.

(2) Each of these executive officers subsequently terminated his employment with the Company and all of these options have terminated.



EMPLOYMENT AGREEMENT
     Effective as of January 1, 1995, the Company entered into an employment agreement with Mr. Pillari pursuant to which the Company continued his employment as Chairman of the Board and Chief Executive Officer. Pursuant to the employment agreement, Mr. Pillari receives an annual base salary of $265,000 and is entitled to participate in bonus arrangement under which he is eligible to earn an annual bonus based on the Company's achieving certain performance goals to be established by the Board of Directors. The employment agreement has an initial term of two years, and unless the Board of Directors notifies Mr. Pillari otherwise, the term of the agreement automatically renews daily for succeeding two year periods.

     The employment agreement provides that in the event of the termination of Mr. Pillari's employment for certain reasons, including certain terminations resulting from a change in control of the Company (as defined in the employment agreement), Mr. Pillari would be entitled to receive for the remainder of the employment term contemplated in the agreement, compensation at an annualized rate equal to the sum of his base annual salary and target bonus at the time of termination (such sum being not less than 140% of such base annual salary). In addition, he would continue to participate in all Company benefit plans until the earlier of two years from the date of termination or such time as he is covered by a comparable plan of a subsequent employer. Mr. Pillari is also subject to certain restrictions under the agreement prohibiting him from competing with the Company or any of its subsidiaries and from divulging any confidential proprietary information obtained by him while in the employ of the Company and for a period of time thereafter.


MANAGEMENT RETENTION AGREEMENTS

     The Company has entered into a management retention agreement with each of its officers (other than Mr. Pillari). These agreements provide for payments and other benefits if there is a change in control (as defined in the agreement) of the Company and, within two years of such change in control, the officer's employment is terminated by the Company or its successor other than for cause (as defined in the agreement), or the officer resigns for good reason (as defined in the agreement). Under each agreement, the officer would receive, following termination of employment under such circumstances, cash payments equal to up to two times the sum of (i) the officer's highest annual rate of base salary and (ii) the product of the officer's highest bonus percentage (as a percentage of base salary) times his highest base salary (such sum being the "Reference Amount"). The officer may elect to receive payment either in a lump sum or in the form of periodic payments following his termination of employment. For certain officers, amounts in excess of one times the Reference Amount will be made in the form of periodic payments, and will be subject to reduction, on a dollar-for-dollar basis, by any compensation the officer earns from a subsequent employer unrelated to the Company.

     In addition to the payments described above, the officer would be fully vested in all stock options and other Awards under the Stock Option Plan upon a change in control and receive following termination of employment a lump-sum payment equal to the amount that the Company would have contributed for the officer's account under the Company's Savings Incentive Plan during the two years following termination of employment. The officer and his family will remain eligible to participate in the Company's medical and other welfare benefits programs for two years from the officer's termination of employment (except that coverage will end to the extent the officer begins coverage under the plans of a subsequent employer).


SAVINGS INCENTIVE PLAN

     The Company maintains the Savings Incentive Plan, a profit sharing plan qualified under Section 401(a) of the Internal Revenue Code of 1986. All employees of the Company who have completed one year of service are eligible to participate in the Savings Incentive Plan. Subject to certain limitations on individual contributions and allocations and Company deductions, the Savings Incentive Plan allows participants to defer up to 15% of their pay on a pre-tax basis and up to 7% of their pay on an after-tax basis. The Company also makes matching contributions equal to 50% of the amount a participant defers, up to 6% of the participant's pay. The Savings Incentive Plan also provides for discretionary contributions by the Company. All participants are fully vested in all of their accounts in the Savings Incentive Plan. The Company's contributions to the Savings Incentive Plan during 1997 and 1998 were approximately $624,000 and $641,000 respectively.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Board of Directors of the Company has a Compensation Committee consisting of Messrs. Berman, Dulude, Gregory and Lassiter and Dr. Schramm. Except for Mr. Pillari, the Company's Chairman of the Board, President and Chief Executive Officer, no officer or employee of the Company has participated in deliberations of the Board of Directors concerning executive officer compensation.


COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee is responsible for developing and administering the compensation program for the executive officers of the Company. The Committee's compensation recommendations with respect to salaries and bonuses are then approved by the entire Board of Directors. The Compensation Committee's executive compensation policies are designed to offer competitive compensation opportunities for all executives based on personal performance and achievement, as well as overall corporate performance. The Committee's philosophy is to establish an executive's total compensation at a level that compares favorably with overall pay levels at companies comparable in size and business operations to the Company. The Committee also bases its decisions on overall corporate results, which supports the Company's objective of creating stockholder value by encouraging and rewarding superior efforts by the Company's employees. This is primarily accomplished through the Company's incentive compensation program, which provides quarterly bonuses to executive officers, other than Mr. Pillari, based on meeting objective financial and other goals.

     The Compensation Committee also is of the view that stock ownership by management and stock-based compensation arrangements are beneficial in aligning management's and stockholders' interests in the enhancement of stockholder value and approves the grant of stock options to executive officers whose performance has had a significant effect on the success of the Company.

     Compensation paid to the Company's executive officers generally consists of the following elements -- base salary, bonuses and the grant of stock options. Mr. Pillari's base compensation and bonus arrangements are determined under his employment agreement with the Company. The compensation of the other executive officers of the Company is determined by consideration of each officer's initiative and contribution to overall corporate performance and the officer's managerial abilities and performance in any special projects that the officer may have undertaken. Competitive base salaries that reflect the individual executive's level of responsibility are important elements of the Company's executive compensation philosophy. Mr. Good's base salary was increased during 1998 in recognition of his promotion to President of the Company.

     During 1998, executive officers were also eligible to receive a quarterly and annual bonuses equal to a percentage of the executives' base salary upon achievement of specific Company-wide net income targets. Executive officers other than Mr. Pillari were eligible to receive a bonus of up to 50% of their base compensation for each quarter (the "incentive compensation percentage"). During 1998, executive officers other than Mr. Pillari had target bonuses under the incentive compensation plan ranging from 40% to 50% of annual salary and received bonuses equal to 5% of annual salary. The difference between the target bonuses and actual bonuses paid, as well as the reduction in bonus payments from 1997 to 1998, was in recognition of the fact that the Company's total revenue and operating income fell short of the Company's targets for 1998.

     The Company has adopted the Stock Option Plan to provide officers and employees with stock options and other stock-based compensation. The number and terms of awards under the Stock Option Plan are determined by the Committee. The awards made to the Named Executive Officers during 1998 were deemed by the Committee to be appropriate in light of the executives' performance and responsibilities, and appropriate to provide incentives for future performance. The vesting of the options commences one year after the date of the grant and is complete four years after the date of the grant. The Compensation Committee believes that the grant of options that vest over an extended period of time provides an incentive for executive officers to continue their efforts on behalf of the Company and to create long-term value for the Company's stockholders. The Committee intends to continue to recommend stock-based compensation awards as a significant part of the Company's overall compensation program.

     The Company has certain broad-based employee benefit plans in which all employees, including the Named Executives Officers, are permitted to participate on the same terms and limitations on amounts that may be contributed. In 1998, the Company also made matching contributions to the Savings Incentive Plan for those participants.


OPTION CANCELLATIONS AND REPLACEMENTS

     In September 1998, following a substantial decline in the price of the Common Stock, the Compensation Committee determined to cancel outstanding options which had an exercise price in excess of $25.00 per share, and to replace those options with the Replacement Options at a ratio of .35 share for each outstanding option share cancelled. The Committee took this action after a comprehensive review of the total options outstanding and individual grant levels.

     The Committee determined that while it was important to maintain an incentive for employees to work towards rebuilding the price of the Common Stock, it was in the best interests of the Company and its stockholders to provide employees with incentives which could be recognized in the relatively short term. Absent such incentives, the Committee was concerned that there would be a decrease in employee morale and a potential loss of valued employees to organizations which could provide stock based compensation with a value that could be recognized in the near term.

     While the Committee determined that it was appropriate to take this action, it also concluded that the Replacement Options should have a new vesting period which would be tied to the increase in the market value of the Company's common stock. One-half of the Replacement Options will vest upon the closing price for the Company's Common Stock reaching $12.00 per share for 10 consecutive trading days. The remaining one-half will vest upon the closing price for the Company's Common Stock reaching $18.00 per share for 10 consecutive trading days. Notwithstanding the foregoing, all Replacement Options will vest on September 2, 2005, and will expire on September 2, 2006.


MR. PILLARI'S 1998 COMPENSATION

     Mr. Pillari's compensation is determined principally by the terms of his employment agreement, which was approved by the Compensation Committee and the Board of Directors effective January 1, 1995. The employment agreement provides for a base salary of $265,000 per year, subject to increase, but not decrease, and an annual bonus. The Compensation Committee has established Mr. Pillari's base salary at a level it believes is necessary to retain Mr. Pillari in his executive position with the Company and is comparable with the base salaries of chief executive officers of comparable companies. Mr. Pillari received no bonus for 1996, 1997 or 1998, and has not had his base salary increased since 1995, in recognition of the fact that the Company's total revenue and operating income fell short of the Company's targets in 1996, 1997 and 1998. The Compensation Committee generally considers option grants to Mr. Pillari in February of each year, based on prior year performance. Mr. Pillari was granted, in February 1998, options to purchase 90,000 shares of the Company's Common Stock at a exercise price of $15.87 per share, which was the fair market value of the Common Stock plus 25%. These options were granted based on the Company's results during 1997, and a survey of comparable company data, and were designed to provide Mr. Pillari with additional incentives to continue his efforts on behalf of the Company and to create long-term value for the Company's stockholders. The Compensation Committee has not yet considered stock options for Mr. Pillari for 1999.


POLICY REGARDING SECTION 162(M) OF THE INTERNAL REVENUE CODE

     Section 162(m) of the Internal Revenue Code limits the deductibility of compensation in excess of $1.0 million paid to the Chief Executive Officer and the four most highly compensated officers of the Company (other than the Chief Executive Officer) in any fiscal year, unless the compensation qualifies as "performance based compensation." The Compensation Committee's policy with respect to Section 162(m) is to make every reasonable effort to cause compensation to be deductible by the Company while simultaneously providing executive officers of the Company with appropriate and competitive compensation. The aggregate base salaries and bonuses of the Company's executive officers have not historically exceeded, and are not in the foreseeable future expected to exceed, the $1.0 million limit, and options under the Company's Stock Option Plan are intended to qualify as performance-based compensation.


                             COMPENSATION COMMITTEE

Richard Berman Richard Dulude W. Grant Gregory Phillip B. Lassiter Carl J. Schramm, Ph.D.

                       PERFORMANCE MEASUREMENT COMPARISON

     The chart set forth below shows the value of an investment of $100.00 on February 22, 1995 (the day trading of the Company's Common Stock commenced on the Nasdaq National Market) in each of the Company's Common Stock, the Nasdaq Stock Market and the Nasdaq Computer and Data Processing index for the period February 22, 1995 to December 31, 1998. All values assume reinvestment of the pre-tax value of dividends.

[PERFORMANCE MEASUREMENT COMPARISON CHART APPEARS HERE]



Research Data Group                                                  Peer Group Total Return Worksheet



Hcia Inc (HCIA)




                                                                            CUMULATIVE TOTAL RETURN
                                           ----------------------------------------------------------------------------------------
                                           2/22/95   3/95   6/95   9/95   12/95   3/96   6/96   9/96   12/96   3/97   6/97   9/97

HCIA INC.                                      100    175    223    184     334    336    450    429     246    120    239     96
NASDAQ STOCK MARKET (U.S.)                     100    104    119    133     135    141    152    158     165    156    185    216
NASDAQ COMPUTER & DATA PROCESSING              100    108    128    140     146    153    170    174     180    168    215    235


                                                         CUMULATIVE TOTAL RETURN
                                                   ------------------------------------
                                                   12/97   3/98   6/98    9/98   12/98

HCIA INC.                                             85    105     92      40      30
NASDAQ STOCK MARKET (U.S.)                           203    238    244     221     285
NASDAQ COMPUTER & DATA PROCESSING                    222    293    325     306     397



                              CERTAIN TRANSACTIONS

REGISTRATION RIGHTS

     The Company has granted to Mr. Pillari certain rights with respect to the registration under the Securities Act of 1933 of the shares of Common Stock currently held by Mr. Pillari and the shares issuable pursuant to Mr. Pillari's option to purchase 160,000 shares. In the event the Company proposes to register any of its securities under the Securities Act for its own account or for the account of any of its stockholders, subject to certain exceptions, Mr. Pillari shall be entitled to include his shares in such registration. Registration of Mr. Pillari's shares is subject, in an underwritten offering, to the right of the managing underwriter to exclude for marketing reasons some or all of the shares from such registration. All fees, costs and expenses incurred with any such registration, except for underwriting discounts and selling concessions, will be borne by the Company.

                             ADDITIONAL INFORMATION

STOCKHOLDER PROPOSALS FOR 1999 ANNUAL MEETING

     The Company's Bylaws provide that a stockholder must provide written notice to the Company describing any proposal or director nomination to be brought before that meeting, even if such proposal or nomination is not to be included in the Company's proxy material, by no later than March 8, 1999. The Company has received no such notices. Copies of the relevant provision of the Bylaws may be obtained by writing to the Secretary, HCIA Inc., 300 East Lombard Street, Baltimore, Maryland 21202.


STOCKHOLDER PROPOSALS FOR THE 2000 ANNUAL MEETING

     Any stockholder proposal intended for inclusion in the proxy material for the 2000 Annual Meeting of Stockholders must be received in writing by the Company, at the address set forth on the first page of this Proxy Statement, on or before November 22, 1999. Any such proposal will be subject to Rule 14a-8 promulgated under the Securities Exchange Act of 1934.


OTHER MATTERS

     As of the date of this Proxy Statement, the Board of Directors of the Company knows of no other business which will be presented for consideration at the Annual Meeting. Execution of a proxy, however, confers on the designated proxyholders discretionary authority to vote the shares in accordance with their best judgment on such other business, if any, that may properly come before the Annual Meeting or any adjournments thereof, subject to the requirements of Rule 14a-4(c) promulgated under the Securities Exchange Act of 1934. Pursuant to Rule 14a-4(c), the enclosed proxy confers discretionary authority to vote on any matter to come before the Annual Meeting if the Company did not receive notice of such matter by no later than February 3, 1999. The Company has received no such notices.

     THE COMPANY WILL PROVIDE WITHOUT CHARGE TO EACH PERSON RECEIVING THIS PROXY STATEMENT, UPON THE WRITTEN REQUEST OF SUCH PERSON, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES THERETO, REQUIRED TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR THE YEAR ENDED DECEMBER 31, 1998. WRITTEN REQUESTS FOR A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K SHOULD BE DIRECTED TO HCIA INC., 300 EAST LOMBARD STREET, BALTIMORE, MARYLAND 21202, ATTENTION: CHARLES A. BERARDESCO, SECRETARY.

                                        By Order of the Board of Directors,


                                         /s/ CHARLES A. BERARDESCO
                                            -----------------------

                                        Charles A. Berardesco
                                        Secretary

March 22, 1999

                                   HCIA INC.
                  ANNUAL MEETING OF STOCKHOLDERS, MAY 5, 1999
                   PROXY SOLICITED BY THE BOARD OF DIRECTORS


The undersigned hereby appoints BARRY C. OFFUTT and CHARLES A. BERARDESCO, and each of them, with full power of substitution as to each, as proxy, to vote all shares which the undersigned is entitled to vote at the Annual Meeting of Stockholders of HCIA Inc. to be held at 10:00 a.m., Baltimore time, on May 5, 1999, and at any adjournments thereof:


1. Election of Directors

 FOR the election of all nominees listed          WITHHOLD AUTHORITY
 (except as marked to the contrary below) [ ]     to vote for all nominees listed below [ ]

  Richard Berman                                  Phillip B. Lassiter

(TO WITHHOLD AUTHORITY TO VOTE FOR AN INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH
                             THE NOMINEE'S NAME).


2. The ratification of the appointment of KPMG LLP to serve as the Company's independent public accountants for the year ending December 31, 1999.


FOR [ ]   AGAINST [ ]   ABSTAIN [ ]


3. In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournment thereof.


               (CONTINUED, AND TO BE SIGNED, ON THE OTHER SIDE)

                         (CONTINUED FROM REVERSE SIDE)
THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE PERSON SIGNING IT. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES INDICATED AND FOR THE OTHER PROPOSAL.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. IT MAY BE REVOKED AT ANY TIME PRIOR TO ITS EXERCISE BY SENDING WRITTEN NOTICE TO THE SECRETARY OF THE COMPANY, BY DELIVERING TO THE COMPANY A DULY EXECUTED PROXY BEARING A LATER DATE OR BY ATTENDING THE MEETING AND VOTING IN PERSON.

Receipt of notice of the meeting and proxy statement is hereby acknowledged, and the terms of the notice and statement are hereby incorporated by reference into this proxy. The undersigned hereby revokes all proxies heretofore given for said meeting or any adjournment or adjournments thereof.


                                            (Please sign exactly as your name
                                            appears hereon. Executors,
                                            administrators, guardians, officers
                                            signing for corporations, trustees
                                            and attorneys should give full
                                            title. For joint owners, both
                                            owners should sign.)






                                            Dated:____________ , 1999


                                            ____________________________(SEAL)

                                            ____________________________(SEAL)


                                            Please sign, date and promptly
                                            return this proxy in the enclosed
                                            envelope. No postage is required if
                                            mailed in the United States.